UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rentokil Initial plc

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Compass House

Manor Royal

Crawley West Sussex RH10 9PY

United Kingdom

Tel: +44 1293 858000

(Address of Principal Executive Offices, Including Zip Code)

2016 Rentokil Initial plc Performance Share Plan
Terminix Global Holdings, Inc. 2014 Omnibus Incentive Plan
Rentokil Initial plc Restricted Share Plan
(the “Plans”)
(Full title of the plan)

1125 Berkshire Blvd., Suite 150

Reading, PA 19610

(Name and address of agent for service)

(610) 372-9700

(Telephone number, including area code, of agent for service)

Copy to:

Doug Smith

Freshfields Bruckhaus Deringer LLP

100 Bishopsgate London EC2P 2SR

England

+44 2079 364000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Rentokil Initial plc (the “Registrant”) hereby amends its registration statement on Form S-8 filed with the Commission on October 12, 2022 (File No. 333-267837) (the “Initial Registration Statement”), by filing this Post-Effective Amendment No. 1 to reflect the reallocation of certain securities originally registered pursuant to the Initial Registration Statement.

A total of 19,000,000 ordinary shares, par value £0.01 per share (the “Ordinary Shares”) represented by American depositary shares of the Registrant (the “ADSs”) at a ratio of five Ordinary Shares per one ADS were originally registered under the Initial Registration Statement for offer or sale pursuant to the Rentokil Initial plc Performance Share Plan, as amended (the “PSP”), 18,256,506 of which remain available for future awards. On March 26, 2024, the Registrant reallocated 6,000,000 Ordinary Shares which were registered for offer or sale pursuant to the PSP to the Rentokil Initial plc Restricted Share Plan, which is filed herewith as Exhibit 4.4.

As a result of this reallocation, 12,256,506 Ordinary Shares remain allocated to the PSP and 6,000,000 Ordinary Shares are allocated to the Rentokil Initial plc Restricted Share Plan.

No additional securities are being registered.

This Post-Effective Amendment No. 1 also reflects the Registrant’s Articles of Association adopted at the 2023 Annual General Meeting on May 10, 2023 which are filed herewith as Exhibit 3.1 and replace Exhibit 3.1 of the Initial Registration Statement.

INDEX TO EXHIBITS

Exhibit Number	Description of Document

*3.1	Articles of Association of Rentokil Initial plc

*4.4	Rentokil Initial plc Restricted Share Plan

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, England, on March 26, 2024.

Rentokil Initial plc

By /s/ Rachel Canham
Name: Rachel Canham
Title: Group General Counsel

Pursuant to the requirements of Section 6(a) of the U.S. Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Rentokil Initial plc in the United States, on March 26, 2024.

/s/ Brad Paulsen
Name: Brad Paulsen
Title: Authorized Representative in the United States

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.